Amended Fact Sheet for Term Sheet No. 2124B/A† Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated July 30, 2014
Notes Linked to an Unequally Weighted Basket of Sixteen Equity Securities due August 19, 2015
Full upside and downside exposure, subject to an adjustment factor

General

The notes are designed for investors who seek a return linked to the performance of an unequally weighted basket of sixteen equity securities issued by companies in the healthcare industry (the "**Basket**"). The notes do not pay any coupons or dividends and investors should be willing to lose some or all of their investment if the level of the Basket as measured from the Initial Basket Level to the Final Basket Level decreases or fails to increase sufficiently to offset the effect of the Adjustment Factor. Any payment on the notes is subject to the credit of the Issuer.

Note Characteristics

- Full downside exposure if the level of the Basket as measured from the Initial Basket Level to the Final Basket Level decreases or fails to increase sufficiently to offset the effect of the Adjustment Factor.

Risk Considerations

- You will lose some or all of your investment in the notes if the Basket Return is negative or if the level of the Basket as measured from the Initial Basket Level to the Final Basket Level does not increase sufficiently to offset the effect of the Adjustment Factor
- The inclusion of the Adjustment Factor reduces the Payment at Maturity regardless of whether the Final Basket Level is greater than, equal to or less than the Initial Basket Level
- Unlike ordinary debt securities, the notes do not pay any coupons or dividends and do not guarantee any return on the initial investment at maturity.
- Any payment on the notes is subject to the creditworthiness of the Issuer.
- The Issuer (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Accordingly, you should be able and willing to hold your notes to maturity.
- Additional risk factors can be found on the last three pages of this fact sheet.

Hypothetical Return at Maturity

Cash Investment in Basket
Note Payment at Maturity
Return on the Notes
Basket Return (%)
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%

Summary of Indicative Terms

CUSIP:..25152RNC3
Issuer:.......................................Deutsche Bank AG, London Branch
Issue Price:..................................100% of the Face Amount
Face Amount:..................................$1,000 per note
Maturity/Tenor:...............................Approximately 12 months and 2 weeks
Basket:.......................................The notes are linked to an unequally weighted basket of sixteen equity securities issued by companies in the healthcare industry (each a "**Basket Component**" and collectively, the "**Basket Components**").

Basket Components with Basket Component Weighting of 6 ⅔%	Ticker	Basket Components with Basket Component Weighting of 5 5/7%	Ticker
Pfizer Inc.	PFE	Biogen Idec Inc.	BIIB
Merck & Co., Inc.	MRK	Celgene Corporation	CELG
Sanofi	SNY	Valeant Pharmaceuticals	VRX
Bristol-Myers Squibb Company	BMY	Illumina, Inc.	ILMN
Walgreen Co.	WAG	Endo Health Solutions Inc.	ENDP
Eli Lilly and Company	LLY	Impax Laboratories, Inc.	IPXL
Mylan Inc.	MYL	Gilead Sciences, Inc.	GILD
Perrigo Company plc	PRGO		
Zoetis Inc.	ZTS		

Payment at Maturity: ....$1,000 x (1 + Basket Return) x Adjustment Factor
Basket Return:................................

$$\frac{\text{Final Basket Level} - \text{Initial Basket Level}}{\text{Initial Basket Level}}$$

Adjustment Factor: 0.9952
Initial Basket Level: ....Set equal to 100 on the Trade Date
Final Basket Level:............................The arithmetic average of the Basket Levels on the Averaging Dates
Basket Level:..................................The Basket Level on each Averaging Date will be calculated as follows:
100 × [1 + the aggregate sum, for all Basket Components, of (Basket Component Return on such Averaging Date × Basket Component Weighting)]
Basket Component Return:.......................With respect to each Basket Component, the performance of such Basket Component from its Initial Stock Price to its Final Stock Price on the applicable Averaging Date, calculated as follows:

$$\frac{\text{Final Stock Price} - \text{Initial Stock Price}}{\text{Initial Stock Price}}$$

Initial Stock Price:...........................With respect to each Basket Component, the Closing Price of such Basket Component on the Trade Date
Final Stock Price: ....With respect to each Basket Component, the Closing Price of such Basket Component on the applicable Averaging Date
Trade Date:....................................August 1, 2014
Settlement Date:...............................August 6, 2014
Averaging Dates:...............................August 10, 2015, August 11, 2015, August 12, 2015, August 13, 2015 and August 14, 2015.
Maturity Date:.................................August 19, 2015
Fees and Commissions: ....JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC or one of its affiliates will act as placement agents for the notes. The placement agents will receive a fee from the Issuer that will not exceed $7.50 per $1,000 Face Amount of notes, but may forgo any fees for sales to certain fiduciary accounts for which JPMorgan Chase Bank, N.A. or its affiliates acts in a fiduciary capacity. For more information see "Supplemental Plan of Distribution" in the accompanying term sheet No. 2124B.

The Issuer's estimated value of the notes on the Trade Date is approximately $972.50 to $992.50 per $1,000 Face Amount of notes, which is less than the Issue Price. Please see "Issuer's Estimated Value of the Notes" in the accompanying term sheet No. 2124B for additional information.

For more information regarding this offering, please refer to the term sheet No. 2124B on the SEC website at http://www.sec.gov/Archives/edgar/data/1159508/000095010314005283/dp48330_fwp-ts2124ba.htm.

NOT FDIC / NCUA INSURED OR GUARANTEED * MAY LOSE VALUE
NO BANK GUARANTEE * NOT A DEPOSIT
NOT INSURED OR GUARANTEED BY ANY FEDERAL GOVERNMENTAL AGENCY

Calculating the Payment at Maturity
For every $1,000 Face Amount of notes, investors will receive at maturity an amount based on the Basket Return, determined as follows. Any payment on the notes is subject to the credit of the Issuer.

Hypothetical Payments at Maturity
The hypothetical returns set forth below reflects the $1,000 Face Amount of notes and the Adjustment Factor of 0.9952.

Basket Return	Return on Notes (%)	Payment at Maturity ($)
100.00%	99.04%	$1,990.40
90.00%	89.09%	$1,890.88
80.00%	79.14%	$1,791.36
70.00%	69.18%	$1,691.84
60.00%	59.23%	$1,592.32
50.00%	49.28%	$1,492.80
40.00%	39.33%	$1,393.28
30.00%	29.38%	$1,293.76
20.00%	19.42%	$1,194.24
10.00%	9.47%	$1,094.72
0.48%	0.00%	$999.98
0.30%	-0.18%	$998.19
0.00%	-0.48%	$995.20
-10.00%	-10.43%	$895.68
-20.00%	-20.38%	$796.16
-30.00%	-30.34%	$696.64
-40.00%	-40.29%	$597.12
-50.00%	-50.24%	$497.60
-60.00%	-60.19%	$398.08
-70.00%	-70.14%	$298.56
-80.00%	-80.10%	$199.04
-90.00%	-90.05%	$99.52
-100.00%	-100.00%	$0.00

Selected Risk Factors
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not pay any coupons or dividends and do not guarantee any return of your investment.  The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive, zero or negative. In addition, the Adjustment Factor will reduce your return regardless of whether the level of the Basket increases or decreases from the Initial Basket Level to the Final Basket Level.  If the Final Basket Level decreases or fails to increase sufficiently from the Initial Basket Level to offset the effect of the Adjustment Factor, you will lose some or all of your initial investment. Any payment at maturity is subject to our ability to meet our obligations as they become due.

THE NOTES DO NOT PAY ANY COUPONS —  Unlike ordinary debt securities, the notes do not pay any coupons and do not guarantee any return of the initial investment at maturity.

NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you and is expected to adversely affect the price at which you may be able to sell the notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the prices of the Basket Components increase or decrease to the same degree at the same time. The value of the notes may be adversely affected by increased positive correlation between the Basket Components, in particular when the price of one Basket Component decreases. The value of the notes may also be adversely affected by increased negative correlation between the Basket Components, meaning the positive performance of one or more Basket Components could be entirely offset by the negative performance of one or more other Basket Components.

CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — The notes are linked to an unequally weighted basket of sixteen equity securities issued by companies in the healthcare industry. Price movements in the Basket Components may not correlate with each other. At a time when the prices of some of the Basket Components increase, the prices of other Basket Components may not increase as much or may decrease in value. Therefore, in calculating the Final Basket Level, increases in the Closing Prices of some of the Basket Components on the Averaging Dates may be moderated, offset or more than offset by lesser increases or decreases in the Closing Prices of the other Basket Components on the Averaging Dates.

THE BASKET COMPONENTS ARE UNEQUALLY WEIGHTED — The Basket Components are unequally weighted. Accordingly, the performance of the Basket Components with the higher weighting will influence the Payment at Maturity to a greater degree than the performance of the Basket Components with the lower weighting. If the Basket Components with the higher weighting perform poorly, that poor performance could negate or diminish the effect on the Payment at Maturity of any positive performance by the lower-weighted Basket Components.

INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE BASKET COMPONENTS — The return on your notes may not reflect the return you would realize if you directly invested in the Basket Components. For instance, your return on the notes is linked to the performance of the Basket and not the performance of any one Basket Component. Thus, the positive performance of one Basket Component may be moderated, offset or more than offset by the negative performance of the other Basket Components.

IF THE PRICES OF THE BASKET COMPONENTS CHANGE, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER —  Your notes may trade quite differently from the Basket Components. Changes in the prices of the Basket Components may not result in comparable changes in the value of your notes.

ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE PRODUCT SUPPLEMENT ACCOMPANYING TERM SHEET NO. 2124B — The calculation agent will make adjustments to the Stock Adjustment Factor of a Basket Component, which will initially be set at 1.0, for certain events affecting the relevant Basket Component. The calculation agent is not required, however, to make adjustments in response to all corporate actions, including if the issuer of the relevant Basket Component or another party makes a partial tender or partial exchange offer for the Basket Component. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor of a Basket Component or any other terms of the notes that are in addition to, or that differ from, those described in the product supplement accompanying term sheet No. 2124B  to reflect changes occurring in relation to the relevant Basket Component in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Basket Components described in the product supplement accompanying term sheet No. 2124B may be materially adverse to investors in the notes. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the product supplement accompanying term sheet No 2124B in order to understand the adjustments that may be made to the notes.

WE HAVE NO AFFILIATION WITH THE ISSUERS OF THE BASKET COMPONENTS — The issuers of the Basket Components are not affiliates of ours and are not involved in any way in any of our offerings of the notes pursuant to this fact sheet. Consequently, we have no control over the actions of the issuers of the Basket Components, including any corporate actions of the type that would require the calculation agent to adjust the Stock Adjustment Factors, which may adversely affect the value of your notes. The issuers of the Basket Components have no obligation to consider your interest as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the Basket Components.

RISKS ASSOCIATED WITH INVESTMENTS IN STOCKS WITH CONCENTRATION IN THE HEALTHCARE INDUSTRY— The Basket Components are securities of companies whose primary business is directly associated with the healthcare industry. The Basket Components may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. In particular, the healthcare industry is significantly affected by current and future regulations affecting the healthcare industry; cost of development of new pharmaceutical medicines; changes in the coverage of and requirement to obtain health insurance plans; and compliance costs in response to regulatory oversight. These or other factors or the absence of such factors could adversely affect the healthcare industry and could cause the price of some or all of the Basket Components to decrease during the term of the notes. For more information on each Basket Component, please see “The Basket Components” in the accompanying term sheet and the information filed by the issuers of the Basket Components with the SEC. You should make your own investigation into the Basket Components.

THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN NOTES LINKED TO THE VALUE OF EQUITY SECURITIES ISSUED BY A NON-U.S. COMPANY —  Three of the Basket Components (the American depositary shares (“ADSs”) of Sanofi, the ordinary shares of Perrigo Company plc and the common shares of Valeant Pharmaceuticals International, Inc.) are issued by companies which are incorporated outside of the U.S. There are risks associated with investments in notes linked to the value of equity securities issued by a non-U.S. company. Because a Basket Component is linked to the ADSs of Sanofi, the notes are subject to the risks associated with the non-U.S. securities markets where the equity securities of Sanofi are traded. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the ADSs of Sanofi, the ordinary shares of Perrigo Company plc and the common shares of Valeant Pharmaceuticals International, Inc. and, therefore, the value of your notes. Furthermore, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the price of equity securities issued by a non-U.S. company may be adversely affected by political, economic, financial and social factors that may be unique to the particular country in which the non-U.S. company is incorporated. These factors include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

FLUCTUATIONS IN EXCHANGE RATES MAY AFFECT YOUR INVESTMENT —  One of the Basket Components is the ADSs of Sanofi. There are significant risks related to an investment linked to an ADS (as evidenced by American depositary receipts), which is quoted and traded in U.S. dollars, representing an equity security that is quoted and traded in a foreign currency. An ADS, which is quoted and traded in U.S. dollars, may trade differently from its underlying equity security. In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the notes. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the underlying equity security on non-U.S. securities markets and, as a result, may affect the market price of the ADSs of Sanofi, which may consequently affect the level of the Basket and the value of the notes.

THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF AMERICAN DEPOSITARY SHARES AND THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES OF A FOREIGN COMPANY —  You should be aware that one of the Basket Components is the ADSs of Sanofi and not the equity securities represented by the ADSs, and there exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding equity securities. Each ADS is a security evidenced by American depositary receipts that represents a certain number of equity securities of a foreign company. Generally, ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of equity securities of the foreign issuer. For example, the foreign issuer may make distributions in respect of its equity securities that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding equity securities may be significant and may materially and adversely affect the price of the ADSs and thus the value of the notes.

PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE —  The actual performance of the Basket Components over the term of the notes may bear little relation to the historical closing prices of the Basket Components and may bear little relation to the hypothetical return examples set forth elsewhere in this fact sheet. We cannot predict the future performance of the Basket Components or whether the performance of the Basket Components will result in the return of any of your investment. The common stock of Zoetis Inc. commenced trading on February 1, 2013 and therefore has a limited performance history.

ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this fact sheet is based on the full Face Amount of your notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this fact sheet) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. We or our affiliates intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade or sell your notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the notes.  If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES —  While we expect that, generally, the prices of the Basket Components will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of other factors that may either offset or magnify each other.

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Components and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

WE, OUR AFFILIATES OR OUR AGENTS, OR JPMORGAN CHASE & CO. OR ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OF THE BASKET COMPONENTS TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — We, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Basket Components to which the notes are linked.

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes. The calculation agent will determine, among other things, the Final Stock Prices of the Basket Components on the specified Averaging Dates, the Basket Component Returns, the Final Basket Level, the Basket Return and the amount, if any, that Deutsche Bank AG will pay you at maturity.  The calculation agent will also be responsible for determining whether a market disruption event has occurred. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Stock Adjustment Factors upon the occurrence of certain corporate events. Any determination by the calculation agent could adversely affect the return on the notes.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — In determining our tax reporting responsibilities, if any, with respect to the notes, we expect to treat them for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity) and (ii) the gain or loss on your notes should be capital gain or loss. However, significant aspects of the tax treatment of the notes are uncertain. If the Internal Revenue Service (“IRS”) were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could differ materially and adversely from those described briefly above. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the tax treatment of “prepaid forward contracts” and similar instruments. Any resulting guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. For further information, you should review carefully the section of the product supplement accompanying term sheet No. 2124B entitled “U.S. Federal Income Tax Consequences” and the section of the accompanying term sheet entitled “Tax Consequences.”

See “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the product supplement accompanying term sheet No. 2124B for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 2124B and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 2124B and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.